Exhibit 4.52
English Translation for Reference
EXCLUSIVE CALL OPTION CONTRACT
This Exclusive Call Option Contract (hereinafter referred to as “this Contract”) is made on June 30, 2008 in Beijing:
BY AND AMONG:
Party A: Aero Biotech Science & Technology Co., Ltd.
Address: Block 16, No. 26 Court, Xihuan South Road, Economic and Technological Development Zone, Beijing
Party B: Huang Hua, ID card number: 110108196204292252;
Party C: Taiyuan Primalights III Agriculture Development Co., Ltd. (hereinafter also referred to as “P3A”)
Address: Middle Area of Highway 73, Zhuang Er Shang Village, Huang Ling Rural Area, Xiaodian District, Taiyuan
WHEREAS:
1.
Party A is a wholly foreign-owned enterprise incorporated in the People’s Republic of China (hereinafter referred to as the “PRC”, and for the purpose of this Contract, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) under the laws of the PRC;

2.	Party C is a limited liability company incorporated and validly existing in Taiyuan, Shanxi Province, the PRC;

3.	Party B is a citizen of the PRC, who holds 40% equity interest of P3A;

4.	Party B intends to grant to Party A an exclusive call option so that Party A may request Party B to sell his equity interest to it upon certain conditions are satisfied.
NOW, THEREFORE, IT IS AGREED as follows after mutual consultation:
CHAPTER 1 SALE AND PURCHASE OF EQUITY INTEREST
1.1	Grant of Option

Party B hereby irrevocably grants to Party A an option to purchase or designate any person or persons (hereinafter referred to as the “Designated Person”) to purchase from Party B all or part of his equity interest in P3A at any time according to the steps for exercise of the option as determined by Party A at its sole discretion to the extent permitted by the PRC laws and at the price specified in Article 1.3 hereof (hereinafter referred to as the “Call Option”). Except for Party A and/or the Designated Person, Party B shall not sell, offer to sell, transfer, offer as gift nor pledge any equity interest of P3A to any other third parties. P3A hereby agrees to the grant of the Call Option by Party B to Party A and/or the Designated Person. The term “person” specified in this Article and this Contract shall include individuals, corporations, joint ventures, partnerships, enterprises, trusts or non-corporate bodies.

1.2	Steps for Exercise of the Call Option

Subject to the provisions of the PRC laws and regulations, Party A and/or the Designated Person may exercise the Call Option by giving written notice to Party B (hereinafter referred to as the “Equity Purchase Notice”) and specifying the portion of equity interest to be purchased from Party B (hereinafter referred to as the “Purchased Equity”) and the manner in which the purchase is made.

1.3	Purchase Price
1.3.1
When Party A exercises its Call Option, unless an appraisal is required to be made in respect of the equity interest by applicable PRC laws and regulations then in effect or there are other restrictions imposed by such PRC laws and regulations on the price of equity interest, the purchase price payable by Party A to Party B in respect of all of the equity interest of P3A (hereinafter referred to as the “Purchase Price”) shall be RMB One (1).

1.3.2
If an appraisal is required to be made in respect of the equity interest by the PRC laws and regulations that are applicable at the time when Party A exercises its Call Option or there are other restrictions imposed by such PRC laws and regulations on the price of equity interest, the parties agree that the Purchase Price shall the minimum price permitted by applicable laws.

1.3.3	If Party A chooses to purchase part of the equity interest, the exercise price of the Call Option shall be adjusted according the ratio of the Purchased Equity to the whole equity interests of P3A.
1.4	Transfer of the Purchased Equity

For each exercise of the Call Option:
1.4.1
Party B shall cause P3A to hold a Party Bs’ meeting in a timely manner, during which a resolution approving the transfer of equity interest by Party B to Party A and/or the Designated Person shall be passed and he shall procure other Party Bs to give up their right of first refusal in respect of the Purchased Equity in writing;

1.4.2
Party B shall sign an equity transfer contract in relation to each transfer with Party A and/or the Designated Person (as applicable) in accordance with the requirements of this Contract and the Equity Purchase Notice in connection with the Purchased Equity;

1.4.3
The relevant parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government approvals and consents, and take all necessary actions to grant the valid ownership of the Purchased Equity to Party A and/or the Designated Person without any security interest being attached thereto and procure Party A and/or the Designated Person to become the legal owner of the Purchased Equity. For the purpose of this Article and this Contract, “security interest” shall include guarantees, mortgages, pledges, third parties’ rights or interests, any share options, acquisition rights, right of first refusal, right to offset, ownership retention or other security arrangements.

1.5	Payment

The payment method of the Purchase Price or the exercise price of the Call Option shall be determined by Party A and/or the Designated Person and Party B through negotiation in accordance with the laws applicable at the time when the Call Option is exercised.

CHAPTER 2 UNDERTAKINGS RELATING TO EQUITY INTEREST
2.1	Undertakings relating to P3A

Party B and Party C hereby jointly undertake as follows:

2.1.1
Without the prior written consent of Party A, they shall not in any manner supplement, change or amend the articles of association of P3A, increase or decrease its registered capital, or otherwise change the structure of its registered capital;

2.1.2
P3A shall maintain its corporate existence in accordance with good financial and business standards and practices by operating its business and handling its affairs in a prudent and efficient manner; it shall make its best endeavour to ensure that P3A continues to own all permits, licenses and approvals that are necessary for its operation and that such permits, licenses and approvals will not be cancelled; it shall make its best endeavour to keep the current organizational structure and the senior management of the company unchanged, and to maintain the relationship with its customers so as to guarantee that there will not be any material adverse effect on the goodwill and operation of P3A after the delivery of equity interest as agreed;

2.1.3
Without the prior written consent of Party A, P3A shall not, at any time after the date hereof, sell, transfer, mortgage or otherwise dispose of the legal or beneficial interest in any assets, businesses or revenues of P3A, nor allow any other security interest to be created thereon;

2.1.4
Without the prior written consent of Party A, P3A shall not incur, inherit, guarantee or allow the existence of any debt, except for (i) debts incurred in the normal or ordinary course of business other than through loans; and (ii) debts disclosed to Party A for which Party A’s written consent has been obtained;

2.1.5
P3A shall always operate all of its businesses during the ordinary course of business to maintain its asset value, and shall refrain from any action/omission that may affect its business operation and asset value;

2.1.6
Without the prior written consent of Party A, P3A shall not enter into any material contract, except for those contracts that are entered into in the ordinary course of business (for the purpose of this paragraph, a contract with a value exceeding RMB One Million (1,000,000) shall be deemed as a material contract);

2.1.7	Without the prior written consent of Party A, P3A shall not provide any loan or credit to any person;

2.1.8	P3A shall, at the request of Party A, provide it with information relating to the business operation and financial condition of P3A;

2.1.9
P3A shall take out and maintain insurance from an insurance company recognized by Party A. The coverage and type of insurance shall be the same as those of the insurance typically taken out by other companies that operate businesses similar to P3A in the same region and possess property or assets similar to P3A;

2.10	Without the prior written consent of Party A, P3A shall not merge or consolidate with, or acquire or invest in any person;

2.1.11	P3A shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to P3A’s assets, businesses and revenues;

2.1.12
To maintain the ownership by P3A of all of its assets, it shall execute all necessary or appropriate documents, take all necessary or appropriate actions and make all necessary or appropriate claims or raise necessary and appropriate defenses against all claims;

2.1.13
Without the prior written consent of Party A, P3A shall not in any manner distribute dividends to its Party Bs, provided that upon Party A’s written request, it shall immediately distribute all or part of its distributable profits to its Party Bs;

2.1.14
Within the term hereof, P3A shall operate its business in compliance with all applicable laws, regulations, administrative rules and regulations of the PRC, and there will not be any material adverse effect on the business operation or assets of P3A due to any breach of the above requirements;

2.1.15
If Party A exercises the Call Option according to the conditions of this Contract, P3A shall make its best endeavour to obtain all government approvals and other consents (if applicable) that are necessary for the completion of the equity transfer as soon as possible;

2.1.16	At the request of Party A, they shall appoint any persons designated by Party A as directors of P3A.
2.2	Undertakings relating to Party B

Party B hereby undertakes that:
2.2.1
Without the prior written consent of Party A, he will not, at any time after the date hereof, sell, transfer, mortgage or otherwise dispose of any legal or beneficial interest in the equity interest, nor allow any other security interest to be created thereon, except for the pledge right under the Equity Pledge Contract;

2.2.2
Without the prior written consent of Party A, he will not vote in favor of or support or execute any Party Bs’ resolution at a Party Bs’ meeting of P3A to approve the sale, transfer, mortgage or disposal in any other manner of any legal or beneficial interest in the equity interest, nor allow any security interest to be created thereon, except for the same is made to Party A or any person designated by it;

2.2.3
Without the prior written consent of Party A, he will not vote in favor of or support or execute any Party Bs’ resolution at a Party Bs’ meeting of P3A to approve the merger or consolidation of P3A with any person, or the acquisition of or investment in any person;

2.2.4	He will immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the equity interest held by him;

2.2.5	He will procure the Party Bs’ meeting of the company to vote in favor of the transfer of the Purchased Equity as set forth in this Contract;

2.2.6
To maintain his ownership in the equity interest, he will execute all necessary or appropriate documents, take all necessary or appropriate actions and make all necessary or appropriate claims or raise necessary and appropriate defenses against all claims;

2.2.7	At the request of Party A, he will appoint any persons designated by Party A as directors of P3A;

2.2.8
At the request of Party A at any time, he will unconditionally and promptly transfer his equity interest to Party A and/or the Designated Person at any time, and give up his right of first refusal in respect of other equity interests to be transferred;

2.2.9
He will strictly observe the provisions of this Contract and other contracts jointly or separately executed by and among Party B, P3A and Party A, perform his obligations hereunder and thereunder, and refrain from action/omission that may affect the effectiveness and enforceability thereof.

CHAPTER 3 REPRESENTATIONS AND WARRANTIES
Party B and P3A hereby represent and warrant to Party A as of the date hereof and each date of transfer:
3.1
They have the right to execute and deliver this Contract and any equity transfer contracts to which they are a party and which are entered into in respect of each transfer of the Purchased Equity hereunder (each, a “Transfer Contract”), and to perform their respective obligations under this Contract and any Transfer Contracts. This Contract and the Transfer Contracts to which they are a party, once executed, will constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

3.2
The execution and delivery of this Contract or any Transfer Contracts and the performance of their respective obligations under this Contract or any Transfer Contracts shall not: (i) result in any violation of any applicable PRC laws and regulations; (ii) be in conflict with their articles of association or other constituent documents; (iii) result in the violation of any contracts or documents to which they are a party or which are binding upon them, or constitute any breach under any contracts or documents to which they are a party or which are binding upon them; (iv) result in the violation of any conditions for the grant and/or continued effectiveness of any licenses or permits issued to either of them; or (v) result in the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to either of them;

3.3	P3A has a good and merchantable title to all of its assets. P3A has not created any security interest on its assets;

3.4
P3A does not have any outstanding debts, except for (i) debts incurred in the ordinary course of its business, and (ii) debts disclosed to Party A for which Party A’s written consent has been obtained;

3.5	P3A has complied with all PRC laws and regulations applicable to the acquisition of assets;

3.6	There are no ongoing, pending or threatened litigation, arbitration or administrative proceedings relating to P3A or the equity interest in or assets of P3A; and

3.7
Party B has a good and merchantable title and a complete and valid disposal right to all of his equity interests (except for the restrictions under the PRC laws and regulations). Save for the security interests under the Equity Pledge Contract, he has not created any security interest on his equity interest and is free from any third party claims.

CHAPTER 4 ASSIGNMENT OF THIS CONTRACT
4.1	Unless with the prior written consent of Party A, Party B and P3A shall not transfer their respective rights and obligations hereunder to any third parties.

4.2
Party B and P3A hereby agree that Party A shall have the right to transfer its rights and obligations hereunder to any third parties when necessary. Party A shall only be required to serve written notice to Party B and P3A when such transfer is made, and no consent shall be further required from Party B or P3A in respect of such transfer.

CHAPTER 5 EFFECTIVENESS AND TERM
5.1	This Contract shall become effective as of the date first written above.

5.2
This Contract shall be automatically terminated only after Party A exercises its option to purchase all of the equity interests in P3A pursuant to the requirements of this Contract, except for the early termination by this Contract or pursuant to the provisions of the relevant agreements separately signed by the parties hereto.

5.3
If, during the period stipulated in Article 5.2, the operation term of Party A or P3A (including any extended term) expires or either party terminates due to other reasons, this Contract shall be terminated at the time of the termination of such party, except for the circumstances where Party A has transferred its rights and obligations pursuant to Article 4.2 hereof.

CHAPTER 6 APPLICABLE LAWS, DISPUTE RESOLUTION AND LIABILITIES FOR BREACH
6.1	Applicable Laws

The formation of this Contract, its effectiveness, interpretation and performance, as well as the dispute resolution hereunder shall be protected and governed by the laws of the PRC.
6.2	Dispute Resolution

Any disputes between the parties arising from the interpretation and performance of any provisions hereof shall be resolved in good faith by them through consultation. If no agreement can be reached within thirty (30) days after a Party proposes to resolve a dispute through consultation, either party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules then in force. The seat of arbitration shall be Beijing. The arbitration shall be conducted in Chinese. The arbitral award shall be final and binding upon the parties.

6.3	Liabilities for Breach

A breach of this Contract shall be constituted if any party hereto violates the requirements of this Contract by failing to fully perform this Contract, or making any false information, or withholding or omitting significant facts in any undertaking, representation and warranty made by him/it in this Contract, or refusing to perform any of his/its undertakings, representations and warranties. The defaulting party shall bear the corresponding liabilities for the breach according to laws.

CHAPTER 7 TAXES AND FEES
Party A shall bear any and all transfer and registration tax and fees incurred by or levied on any party in accordance with the laws of the PRC in connection with the preparation and execution of this Contract and the Transfer Contracts, as well as the consummation of the transactions contemplated under this Contract and the Transfer Contracts.
CHAPTER 8 CONFIDENTIALITY OBLIGATION
The parties hereto acknowledge and confirm that any oral or written information exchanged between them in connection with this Contract shall be confidential information. The parties shall keep all such information confidential and shall not disclose any of the information to any third parties without the written consent of the other parties, except for the following:
a.	the information that are or will be known to the public (provided that they are not disclosed to the public without authorization by the information receiving party);

b.	the information required to be disclosed by applicable laws, or the rules or regulations of securities exchanges; or

c.
the information required to be disclosed by a party to its legal or financial advisors with respect to the transaction mentioned herein, for which such legal or financial advisors shall also comply with the confidentiality obligation as similar as that described in this Article. Any divulgence of confidential information by the employees of either party or any organization engaged by it shall be deemed as the divulgence of confidential information by such party, and such party shall be liable for the breach pursuant to this Contract. This article shall survive regardless of whether this Contract is invalid, discharged, terminated or cannot be operated due to any reason.

CHAPTER 9 FURTHER ASSURANCE
The parties agree to promptly execute such documents and take such further action as are reasonably required for or are conducive to the implementation of the provisions and purpose of this Contract.
CHAPTER 10 MISCELLANEOUS
10.1	Modification, Amendment and Supplement

All amendments and supplements to this Contract shall be made by the parties in writing. Any amendment contracts and supplemental contracts hereto duly signed by the parties shall be an integral part of this Contract, and shall have the same legal effect as this Contract.

10.2	Integrity of this Contract

The parties confirm that, once this Contract becomes effective, it shall constitute the entire agreement and understanding between the parties hereto with respect to the contents of this Contract, and shall completely supersede all previous oral or/and written agreement and understanding between the parties hereto in connection with the contents of this Contract.

10.3	Severability of this Contract

If any provision or provisions of this Contract is/are held to be invalid, illegal or unenforceable in any respect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Contract shall not be affected or impaired in any respect. The parties shall, through amicable negotiations, strive to replace those invalid, illegal or unenforceable provision or provisions with valid provision or provisions, and the economic effect of such valid provision or provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provision or provisions.

10.4	Headings

The headings of this Contract are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Contract.

10.5	Language and Counterpart

This Contract is executed in Chinese in nine originals and each of them shall have the same legal effect. Each party shall keep one original and the remaining three originals shall be provided to the relevant government departments.

10.6	Successors

This Contract shall be binding on and shall inure to the interest of the respective successors or heirs of the parties and the permitted assignees of such parties.

10.7	Survival

Any obligations that occur or are due as a result of this Contract prior to the expiration or early termination of this Contract shall survive the expiration or early termination hereof. The provisions of Chapters 6, 8 and 9 and this Article 10.7 hereof shall survive the termination of this Contract.

10.8	Waivers

Any party may waive the terms and conditions of this Contract, provided that such a waiver must be provided in writing and shall require the signatures of the parties. No waiver by any party in certain circumstances with respect to a breach by other parties shall operate as a waiver by such a party with respect to any similar breach by other parties in other circumstances.

IN WITNESS WHEREOF, the parties hereto have executed this Contract on the day first above written.
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Party A: Aero Biotech Science & Technology Co., Ltd.
Legal Representative/Authorized Representative: /s/ Huang Hua

Common Chop: [Chop of Aero Biotech Science & Technology Co., Ltd. is affixed]
Party B: Huang Hua
Signature: /s/ Huang Hua

Party C: Taiyuan Primalights III Agriculture Development Co., Ltd.
Legal Representative/Authorized Representative:
Common Chop: [Chop of Taiyuan Primalights III Agriculture Development Co., Ltd. is affixed]